Lightning eMotors to Sell Substantially All Assets

LOVELAND, CO., January 25, 2024 /PRNewswire/ — Lightning eMotors, Inc. (OTC: ZEVY) and its wholly owned subsidiary, Lightning Systems, Inc. (together, the “Company”), a provider of zero emission medium-duty commercial vehicles and electric vehicle technology for fleets, today announced that Cordes & Company, in its capacity as receiver of the Company, has entered into an Asset Purchase Agreement to sell substantially all of the assets of the Company, free and clear of all liens, claims, encumbrances, interests, and liabilities, for $12.6 million in cash, subject to adjustment. The closing of the transaction is contingent upon the approval and authorization of the District Court of Larimer County, State of Colorado (the “Court”). The funds received from the closing of the transactions will be distributed by the receiver to the Company’s creditors pursuant to their applicable priorities and as ordered by the Court. The Company’s shareholders will not receive any distributions in the receivership or as a result of the transaction. The buyer under the Asset Purchase Agreement does not intend to carry on the business of the Company, including the business of selling and servicing of zero-vehicle emission vehicles.

Additional information regarding the transaction may be posted to the Company’s website at https://lightningemotors.com/news/; additional information is also available by contacting the Receiver at LightningClaims@CordesCo.com.

About Lightning eMotors

Lightning eMotors (OTC: ZEVY) has been providing specialized and sustainable fleet solutions since 2009, deploying complete zero-emission-vehicle solutions for commercial fleets since 2018 – including cargo and passenger vans, ambulances, shuttle buses, Type A school buses, work trucks, city buses, and motor coaches. The Lightning eMotors team designs, engineers, customizes, and manufactures zero-emission vehicles to support the wide array of fleet customer needs with a full suite of control software, telematics, analytics, and charging solutions to simplify the buying and ownership experience and maximize uptime and energy efficiency. To learn more, visit our website at http://lightningemotors.com.

For more information:

Additional information is available by contacting the Receiver at LightningClaims@CordesCo.com.
Source: Lightning eMotors
Media Contact: LightningClaims@CordesCo.com

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